Exhibit 23.2

                          Independent Auditors' Consent

The Board of Directors
The CIT Group, Inc.

We consent to the use of our report dated January 28, 1999 relating to the consolidated balance sheets of The CIT Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, incorporated by reference in this Registration Statement on Form S-3 of The CIT Group Securitization Corporation III and The CIT Group, Inc. and to the reference to our firm under the heading "Experts" in the Registration Statement.

KPMG LLP

Short Hills, New Jersey
June 3, 1999